Exhibit 99.1

FOR IMMEDIATE RELEASE

RadNet Names Four Leaders to Expanded Executive Roles

Bench of veteran leaders elevated to drive RadNet’s continued growth and innovation

LOS ANGELES, January 7, 2026 — RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective outpatient diagnostic imaging services and a premier global developer of digital health solutions, announced today the promotion of four senior leaders to expanded executive roles in recognition of their decades of operational excellence and strategic growth.

Effective immediately, the executive leadership changes include:

•	Stephen Forthuber, President and Chief Operating Officer, Eastern Operations, to President and Chief Executive Officer, Eastern Operations.

•	Norman Hames, President and Chief Operating Officer, Western Operations, to President and Chief Executive Officer, Western Operations.

•	Mital Patel, Executive Vice President of Financial Planning and Analysis and Chief Administrative Officer, to Executive Vice President and Chief Operating Officer.

•	Greg Sorensen, M.D., Chief Science Officer to Chief Strategy Officer. Dr. Sorensen will continue to serve as a member of RadNet’s Board of Directors.

“RadNet has achieved industry-leading growth, including record financial performance across both our Imaging Center and Digital Health segments in recent quarters. So much of our success results from the vision and dedication of this group of exceptional leaders, who reflect the strength and depth of our management team,” said Dr. Howard Berger, President and Chief Executive Officer, RadNet. "As we look ahead, we are boldly working to shape a future where healthcare moves from reactive detection toward proactive disease prevention. These leadership transitions position us well to continue our strong growth journey, while remaining focused on what matters most: delivering accessible, high-quality, patient-centered care."

About RadNet, Inc.

RadNet, Inc. is a leading national provider of freestanding, fixed-site diagnostic imaging services in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 407 owned and/or operated outpatient imaging centers. RadNet’s markets include Arizona, California, Delaware, Florida, Maryland, New Jersey, New York and Texas. In addition, RadNet provides radiology information technology and artificial intelligence solutions marketed under the DeepHealth brand, teleradiology professional services and other related products and services to customers in the diagnostic imaging industry. Together with contracted radiologists, and inclusive of full-time and per diem employees and technologists, RadNet has over 11,000 team members. radnet.com

Jane Mazur
SVP, Corporate Communications
RadNet
+1 585-355-5978
jane.mazur@radnet.com

Mark Stolper
Executive Vice President and Chief Financial Officer
RadNet
+1 310-445-2800